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                                                                 EXECUTION COPY

                                ACQUISITION AGREEMENT


    THIS ACQUISITION AGREEMENT (the "Agreement") made and entered into this 17th day of October 1997, by and among MEDICAL CONSULTANTS IMAGING CORP., an Ohio corporation ("MCIC Corp"), BONDCAT CORP., an Ohio corporation ("Bondcat"), CHIP-CAT CORP., an Ohio corporation ("Chip-Cat"), MEDICAL CONSULTANTS' SCANNING SYSTEMS, INC., an Ohio corporation ("MCSSI") (MCIC Corp, Bondcat, Chip-Cat and MCSSI are sometimes referred to herein collectively as "Sellers" and, individually, as a "Seller"), ALLIANCE IMAGING OF OHIO, INC., a Delaware corporation ("Sub I"), ALLIANCE IMAGING OF MICHIGAN, INC., a Delaware corporation ("Sub II"), and ALLIANCE IMAGING, INC., a Delaware corporation ("Alliance") (Sub I, Sub II and Alliance are sometimes collectively referred to herein as "Buyer") is to evidence the following agreements and understandings:

                                 W I T N E S S E T H:
                                 --------------------

    WHEREAS, the Sellers own all of the issued and outstanding partnership interests ("Partnership Interests") of MEDICAL CONSULTANTS IMAGING CO., an Ohio general partnership ("MCIC"), as indicated on EXHIBIT "A" attached hereto;

    WHEREAS, MCIC Corp owns 1% of the issued and outstanding membership interests (the "Membership Interests") of MEDICAL CONSULTANTS IMAGING CO., LTD., an Ohio limited liability company ("MCLtd"), and MCIC owns the remaining 99% of the issued and outstanding Membership Interests in MCLtd;

    WHEREAS, MCIC owns a 50% interest in MCIC-HNI, a joint venture ("MCIC-HNI") with Hospital Network, Inc., a Michigan corporation ("HNI");

    WHEREAS, MCIC has conditionally agreed to assign all of its interest in MCIC-HNI to MCLtd;

    WHEREAS, MCIC owns a 50% interest in Midwest Mobile Lithocare, LTD, an Ohio limited liability company ("Lithocare");

    WHEREAS, MCIC owns at least a 50% interest in Midwest Mobile PET Services, LTD, an Ohio limited liability company ("PET");

    WHEREAS, MCIC owns a 50% interest in Midwest Medical Diagnostics, LTD, an Ohio limited liability company ("Diagnostics");

    WHEREAS, MCIC owns a 70% interest in Mobile SPECT Services Co., a joint venture ("SPECT") with SPECTCO, Inc., an Ohio corporation;

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    WHEREAS, MCIC owns a 50% interest in Blue Grass Health Care Services, LLC, a Kentucky limited liability company ("Blue Grass");

    WHEREAS, MCIC owns a 33 1/3% interest in Radio Pharmaceutical Express Services, L.L.C., an Ohio limited liability company ("Radio");

    WHEREAS, MCIC directly owns a 1% interest and indirectly owns a 49% interest in MCIC-HNI Leasing Co., L.L.C., a Michigan limited liability company ("Leasing"); and

    WHEREAS, Sellers desire to sell and transfer to Buyer the Partnership Interests and Membership Interests, and Buyer desires to purchase and acquire from Sellers the Partnership Interests and the Membership Interests (the "Acquisition"), all as provided herein.

    NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations and warranties hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, Sellers and Buyer hereby agree as follows:


                                    : DEFINITIONS
                                    -------------

    Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in this Article I:

 .0 "BANK" means National City Bank of Cleveland, Ohio, MCIC's primary institutional lender.

 .1  "CLOSING" shall have the meaning set forth in Section 3.1 hereof.

 .2  "CLOSING DATE" means the time and date the Closing occurs.

 .3 "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

 .4  "CODE" means the Internal Revenue Code of 1986, as amended.

 .5 "DEFUNCT ENTITIES" means collectively, Cleveland MR Imaging Co. Limited Partnership, Cleveland MR Imaging Limited Partnership, MRI Associates of Mentor Limited Partnership, MRI Associates Limited Partnership, MR Imaging, Inc., MCIC-MMMC, UMS/MCIC and any other subsidiary or affiliate of the Sellers and/or the Operating Entities (excluding the Operating Entities) that has been dissolved or liquidated, or has permanently ceased business activities or is no longer in existence.

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 .6  "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended.

 .7 "EQUIPMENT LEASES" means all leases for equipment used in the operation of the businesses of the Operating Entities that (a) provide for annual payments in excess of Twenty Five Thousand Dollars ($25,000), (b) have remaining obligations under the lease terms in excess of One Hundred Thousand Dollars ($100,000) or
(c) relate to one or more units of equipment used in medical imaging, diagnostic or therapeutic processes, including but not limited to, any magnetic resonance imaging unit (each an "MRI Unit"), any computed axial tomography imaging unit (each a "CT Unit") and any single photon emission computed tomography unit (each a "SPECT Unit"), including, in each case, without limitation, all maintenance contracts and software license agreements in connection therewith, each of which is listed on SCHEDULE 1.8 attached hereto.

 .8 "KNOWLEDGE OF SELLERS" or words of like effect means, with respect to representations and warranties made by Sellers, the actual knowledge of Theodore
J. Castele, M.D., Ian C.P. Woodburn, Kennie Hopper, George Angelidis, Gregory Hedegore, Polly Schmauch and Richard Fluke; provided, however, that the knowledge of Richard Fluke for purposes of this definition shall be limited to regulatory issues, customer relations (including matters relating to contracts with customers) and litigation matters, in each case solely as they relate to the business and operations of MCIC-HNI in the State of Michigan. For purposes hereof, "actual knowledge" means, in addition to any pertinent individual's actual knowledge of facts or circumstances, such facts and circumstances as a prudent individual situated in the same office or position as the named individuals would be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation.

 .9 "MATERIAL ADVERSE EFFECT" means for all purposes of this Agreement any change or effect that (a) individually or when taken together with all other changes or effects that have occurred during any relevant time period prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be (based on facts and circumstances existing as of the date of determination) materially adverse to the business, assets (including intangible assets), financial condition or results of operations or prospects of the Operating Entities taken as a whole, (b) does or is reasonably likely to materially adversely affect the ability of any of the Sellers to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby, or (c) does or is reasonably likely to materially adversely affect the ability of any of the Operating Entities to conduct its respective business after the Closing Date substantially as such business is being conducted as of the date hereof, where such business is material to the Operating Entities taken as a whole.

 .10 "OPERATING ENTITIES" means collectively MCIC, MCLtd, MCI-HNI, Lithocare, PET, Diagnostics, SPECT, Blue Grass, Radio and Leasing.

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 .11 "PERMITTED LIENS" means: (a) liens, encumbrances or imperfections of title which do not materially detract from the value of, or materially interfere with, the present use or the marketability of the property affected thereby; (b) lien, encumbrances, restrictions, conditions, agreements, easements and covenants of record; (c) liens for taxes and assessments both special and general which are not yet due and payable or are being contested in good faith pursuant to appropriate proceedings and are reserved on the financial statements as required by GAAP (as hereinafter defined); (d) zoning, building, use and other governmental ordinances, if any; or (e) leases entered into and security interests granted in the ordinary course of business, each of which is listed on
SCHEDULE 1.12.

 .12 "OSHA" means the Occupational Safety and Health Act of 1970, as amended.

 .13 "SHAREHOLDERS" shall mean the equity owners of the Sellers.

 .14 "WARN" means the Worker Adjustment Retraining Notification Act of 1988, as amended.


I                                : SALE AND PURCHASE
                                 -------------------

 .0 SALE AND PURCHASE OF PARTNERSHIP INTERESTS AND MEMBERSHIP INTERESTS. Pursuant to the terms and provisions of this Agreement and subject to the conditions hereinafter set forth, on the Closing Date, Buyer will purchase from the Sellers all of their Partnership Interests and the Membership Interests of MCIC Corp in MCLtd. Such purchased securities shall be transferred and assigned to Sub I and Sub II as directed by Alliance in its sole discretion.

 .1 PURCHASE PRICE. The aggregate purchase price, subject to the adjustments as provided in this Agreement, shall be Thirteen Million Dollars ($13,000,000) (subject to such adjustments, the "Purchase Price") payable in cash as follows:
(a) on the Closing Date, Buyer will wire transfer to accounts designated by Sellers, in immediately available federal funds, an amount equal to Eleven Million Dollars ($11,000,000) (subject to the adjustments to the Purchase Price set forth herein) and (b) on the Closing Date, Buyer will wire transfer to an account designated by the Escrow Agent (as defined in the Escrow Agreement), in immediately available federal funds, Two Million Dollars ($2,000,000) (including any interest accrued thereon, the "Escrow Amount") to the Escrow Agent in accordance with the terms of an escrow agreement (the "Escrow Agreement") in the form attached hereto as EXHIBIT "B". The Escrow Amount shall be held by the Escrow Agent for Buyer's use as security for the obligations of the Sellers referred to in this Agreement (including, without limitation, the indemnity obligations of the Sellers referred to in Article IX herein). In the event that, as of the date on which the remaining Escrow Amount would otherwise be released to the Sellers, there remain one or more outstanding Claims for which the Sellers may be required to make payment as provided in this Agreement, then the Escrow Agent shall continue to hold a portion of the Escrow Amount, in accordance with the terms of the

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Escrow Agreement, until the final resolution of such Claim or Claims.  The
Sellers' agreed upon allocation of the Purchase Price among the Sellers shall be equal to the percentages shown on EXHIBIT "A" attached hereto, which Buyer shall utilize both for the payment of the Purchase Price on the Closing Date and the Escrow Agent shall utilize for the release of any amount of the Escrow Amount to the Sellers, as applicable. Each of the Sellers acknowledges that it has agreed to such allocation and that Buyer and Escrow Agent shall have no responsibility for such allocation, and each Seller agrees to indemnify and hold Buyer and Escrow Agent harmless from and against any disputes, disagreements or claims (including, without limitation, all costs and expenses incurred in connection therewith) arising from or challenging such allocation. The Purchase Price shall be reduced by (a) subject to the last sentence of this Section, the amount of the bonuses to be paid by any of the Operating Entities to certain of the officers, agents, directors and employees thereof, whether such bonuses are to be paid as of the Closing Date or have been committed by any of the Operating Entities to be paid at a subsequent date, all of which bonuses are listed on
SCHEDULE 2.2(b) hereof, (b) amounts required to retire all outstanding options, each as listed on SCHEDULE 2.2(b) and (c) the aggregate amount of fees and expenses paid, payable or incurred by any of the Operating Entities in connection with this Agreement and the transactions contemplated hereby (the "Transaction Expenses"), as estimated on SCHEDULE 2.2(c). Final expenses will be provided on an updated SCHEDULE 2.2(c) on the date immediately preceding the Closing Date. Upon the execution of this Agreement and unless terminated in accordance with the terms hereof, if the Closing fails to occur prior to November 19, 1997, the Purchase Price shall increase by Five Thousand Dollars ($5,000) per day (the "Delinquency Amount"), beginning November 19, 1997, until the Closing Date; provided, however, that (i) such November 19 date shall be conterminously extended to the extent that Buyer makes the filing required under the HSR Act and Sellers or Shareholders, as applicable, do not, within five (5) days following the date of this Agreement, and (ii) the Purchase Price shall not be increased by the Delinquency Amount, if the failure of the Closing to occur by that date is due to Sellers' inability to satisfy the closing condition expressed in any of paragraphs (a), (c), (e), (f), (h), (i), (j), (k), (n), (p),
(q), or (r), of Section 8.1. For the avoidance of doubt, a delay in the Closing caused by the necessity of obtaining any third party lessor or customer consent shall not result in an extension of the November 19 date for purposes of computation of the Delinquency Amount. Notwithstanding the foregoing, with respect to year-end discretionary bonuses payable to employees of the Operating Entities, Sellers shall be responsible for one-third of the amount thereof, such one-third amount shall not exceed Fifty Thousand Dollars ($50,000); Buyer will invoice the Sellers at the time that final year-end discretionary bonuses are determined, and Sellers will be required to make cash payment to Buyer within ten (10) days of receipt of such invoice. The year-end discretionary bonuses shall be reasonably consistent with the amount provided in the prior year and Buyer shall consult with Sellers regarding the amount of such final year-end discretionary bonuses.

 .2 ASSET VALUATION. The assets of the Operating Entities shall be valued as set forth on SCHEDULE 2.3 (the "Asset Valuation"). Each Seller and the Buyer covenants and agrees

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that it shall utilize such Asset Valuation when filing all applicable forms with the Internal Revenue Service and any other Tax authority and further covenants and agrees that it will not take a position on any federal, state or local tax return, before any governmental agency charged with the collection of any tax or in any judicial proceeding that is in any way inconsistent with the Asset Valuation and will cooperate with one another in the timely filing (consistent with such Asset Valuation) on the applicable tax forms with the Internal Revenue Service or any other governmental agency of all applicable tax returns.

 .3 CERTAIN CONTRACT RIGHTS. Without limiting the generality of actions to be taken and documents to be delivered by or on behalf of Sellers at the Closing, Sellers agree to (i) cause an assignment of all (A) agreements and arrangements with customers of the Operating Entities and (B) other Material Contracts of the Operating Entities designated by Buyer prior to the Closing, in each case from the existing Operating Entity party thereto to MCLtd, and (ii) provide reasonably satisfactory evidence of such assignment(s) to Buyer.

 .4 ADMISSION AS NEW PARTNERS OR MEMBERS. In accordance with Article V of the First Amended and Restated Partnership Agreement of MCIC (the "Partnership Agreement") and Article V of the Operating Agreement of MCLtd (the "Operating Agreement"), each of the Sellers agrees to the sale and transfer of the Partnership Interests and Membership Interests to Buyer and to the admission of any of Alliance, Sub I or Sub II as new partners or members of MCIC and MCLtd, respective, and that such sale, transfer or admission shall not trigger any dissolution or termination provision of MCIC or MCLtd under Article VII of the Partnership Agreement or Article VII of the Operating Agreement. In accordance with the terms of the Partnership Agreement and Operating Agreement, each of the Sellers acknowledges receipt of written notice of the proposed transfer or sale of the Partnership Interests and Membership Interests, waives any and all rights of first refusal and waives any and all time and notice requirements contained therein.


II                            : CLOSING AND CLOSING DATE
                              --------------------------

 .0 CLOSING. Consummation of the purchase and sale of the Partnership Interests and Membership Interests and the other transactions provided for in this Agreement (the "Closing") shall take place at the offices of Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., on the earliest practicable date following the satisfaction (or waiver by the appropriate party(ies)) of the conditions precedent to Closing set forth in Article VIII herein, commencing at 10:00 a.m. local time, and all other transactions provided for herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the close of business on such date.

 .1 DELIVERY AT CLOSING. Concurrently with the Closing, Buyer will deliver (or cause to be delivered) to the Sellers, and Sellers will deliver (or cause to be delivered) to Buyer those consents, agreements, certificates, documents and instruments described in a closing agenda to be delivered prior to the Closing.

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III                   : SELLERS' REPRESENTATIONS AND WARRANTIES.
                      ------------------------------------------

    Each Seller, jointly and severally, makes the following representations and warranties to Buyer, each of which shall be true and correct as of the Closing Date as if specifically made on such date (except for changes contemplated or permitted under this Agreement and except as otherwise expressly provided herein) and shall survive the Closing for the periods specified in Article IX hereof and shall thereafter terminate and expire and have no further force and effect:

 .0  EXISTENCE AND GOOD STANDING.

         ()   OPERATING ENTITIES.

              ()   MCIC is a general partnership duly organized and existing
    under the laws of the State of Ohio, having full power and authority to own
    its properties and to carry on its business as presently conducted.   MCIC
    is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

              (i) MCIC-HNI is a joint venture duly organized and existing under the laws of the State of Ohio, having full power and authority to own its properties and to carry on its businesses as presently conducted. MCIC-HNI is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

              (ii) MCLtd is a limited liability company duly organized and existing under the laws of the State of Ohio, having full power and authority to own its properties and to carry on its businesses as presently conducted. MCLtd is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

             (iii) Lithocare is a limited liability company duly organized and existing under the laws of the State of Ohio, having full power and authority to own its properties and to carry on its businesses as presently conducted. Lithocare is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

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              (iv) PET is a limited liability company duly organized and existing under the laws of the State of Ohio, having full power and authority to own its properties and to carry on its businesses as presently conducted. PET is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

              (v) Diagnostics is a limited liability company duly organized and existing under the laws of the State of Ohio, having full power and authority to own its properties and to carry on its businesses as presently conducted. Diagnostics is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

              (vi) Leasing is a limited liability company duly organized and existing under the laws of the State of Michigan, having full power and authority to own its properties and to carry on its businesses as presently conducted. Leasing is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

             (vii) SPECT is a joint venture duly organized and existing under the laws of the State of Ohio, having full power and authority to own its properties and to carry on its business as presently conducted. SPECT is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

            (viii) Blue Grass is a limited liability company duly organized and existing under the laws of the State of Kentucky, having full power and authority to own its properties and to carry on its business as presently conducted. Blue Grass is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

              (ix) Radio is a limited liability company duly organized and existing under the laws of the State of Ohio, having full power and authority to own its properties and to carry on its businesses as presently conducted. Radio is duly qualified to transact business and is in good standing in each jurisdiction in which the operation of its business and the ownership of its assets requires it to be so qualified, except where the failure to so qualify does not constitute a Material Adverse Effect.

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              (a)  ORGANIZATIONAL DOCUMENTS.  Copies of the Partnership
         Agreement of MCIC and the Articles of Organization and Operating Agreements of MCLtd, Lithocare, PET, Diagnostics Blue Grass, Radio and Leasing, respectively, and the Joint Venture Agreements of MCIC-HNI and SPECT, respectively, and all amendments thereto, have been delivered to Buyer and as delivered are complete and correct. Copies of the Certificate of Partnership of MCIC have been delivered to Buyer and as delivered are complete and correct.

              (b) SELLERS. Each of the Sellers is an Ohio corporation, duly organized, incorporated and existing under the laws of the State of Ohio, having full power and authority to own its properties and to carry on its business as presently conducted. None of the Sellers is qualified to transact business in any jurisdiction other than in the State of Ohio and the State of Michigan, and none of the Sellers conducts any business activities (other than holding the Partnership Interests and Membership Interests and other passive investments) whatsoever. The copies of the Articles of Incorporation and Code of Regulations of each respective Seller have been delivered to Buyer and as delivered are complete and correct.

 .1 AUTHORITY. Each Seller has the requisite organizational power and authority to execute and deliver this Agreement, and perform its respective obligations hereunder and the transactions described in or contemplated by this Agreement. This Agreement has been duly executed by each Seller. Each Seller has obtained the necessary authorization of its Board of Directors and Shareholders in accordance with all applicable laws and its organizational documents for the execution, delivery and performance of this Agreement and the transactions described in or contemplated by this Agreement, and such matters do not require notice to, or consent or approval of, (a) any governmental body or other regulatory authority, except for the filing under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and early termination or expiration of the waiting period thereunder, or (b) any other third party under or in connection with any Material Contract (as defined in Section 4.8 below) or as required by Section 2.4 above, in each case except as identified on SCHEDULE 4.2. This Agreement is a valid, legal and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity).
The person executing this Agreement on behalf of each Seller has been specifically authorized to do so by all necessary corporate action. No other action by any Seller will be necessary to authorize the execution of the documents and the consummation of the transactions described in or contemplated by this Agreement.

 .2 CAPITALIZATION; TITLE TO PARTNERSHIP INTERESTS AND MEMBERSHIP INTERESTS. The authorized Partnership Interests and Membership Interests of MCIC and MCLtd, respectively, and the number of such Partnership Interests or Membership Interests held by

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each Seller and all other third parties is set forth in EXHIBIT "A" attached hereto. Each Seller has good and marketable title to the Partnership Interests and the Membership Interests and owns beneficially and of record, free and clear of any voting trust arrangements, claims, liens, restrictions, security interests or other encumbrances (collectively, "Liens"), and has full power and authority to sell, assign, transfer, vote and convey free and clear of any Liens the Partnership Interests and the Membership Interest, shown adjacent to such Seller's name on EXHIBIT "A", and such Partnership Interests and Membership Interests constitute all of the ownership interests in MCIC and MCLtd owned by such Seller and, in the aggregate, constitute all of the outstanding Partnership Interests and Membership Interests in MCIC and MCLtd. SCHEDULE 4.3 attached hereto identifies, for each of the Operating Entities other than MCIC and MCLtd, all of the partnership interests, membership interests or other ownership interests held by persons or entities other than the Sellers, and the number of units held by each such person or entity and the percentage ownership of such Operating Entity represented thereby. Except for the Operating Entities and the Defunct Entities, none of the Sellers, MCIC or MCLtd owns, directly or indirectly, any equity or ownership interest in any other entity. Except as set forth on SCHEDULE 4.3, there are no outstanding options, convertible securities, warrants, agreements, rights, contracts, calls, commitments or demands of any character that either (a) obligates any Seller or any Operating Entity to issue, redeem, sell, convert or purchase any of the Partnership Interests or Membership Interests or any other partnership, membership, or ownership interest, or restricts or relates in any way to the voting of any such securities, or (b) restricts the transfer of, or otherwise relates to transactions in, the ownership interests of any Seller or any Operating Entity.

 .3 NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions described in or contemplated by this Agreement, (a) breach or constitute grounds for the occurrence or declaration of an acceleration of payment or a default or a right of termination, amendment, modification or cancellation under any note, mortgage, bond, license, permit, franchise agreement, indenture or other Material Contract (as hereinafter defined) to which a Seller or any Operating Entity is a party or by which a Seller or any Operating Entity or any of their properties may be bound or affected; (b) conflict with or violate any provision of law or any regulation or any order, judgment or decree of any court or other agency of government, applicable to any Seller or Operating Entity or to which any of its properties or business may be subject; (c) result in a breach of, conflict with or give to others any rights of termination, amendment, modification or cancellation of, any permit, franchise, license or other similar right or authorization to which any Seller or Operating Entity is a party or by which any of their properties may be bound or affected or which is otherwise material to the operation of their businesses; (d) conflict with or violate any provision of the Articles of Incorporation, Articles of Organization, Bylaws, partnership agreement, operating agreement, joint venture agreement, Code of Regulations or other organizational documents of any Seller or Operating Entity; or (e) result in the creation or imposition of (or the obligation to create or impose) any Lien on any of their respective properties. The execution, delivery and performance of this

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

Agreement by each Seller does not require the consent, approval, or action of, or any filing with or notice to, any governmental authority or any other party whatsoever, except as required by the HSR Act and as identified on SCHEDULE 4.2 attached hereto.

 .4 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. (a) The Sellers have delivered to Buyer true and complete copies of (i) the audited consolidated balance sheets of MCIC at December 31, 1994, 1995 and 1996, and the related consolidated statements of income, cash flow and changes in partners' equity for the fiscal years then ended, and (ii) the audited balance sheets of MCIC-HNI and Leasing at December 31, 1994, 1995 and 1996, and the related statements of income, cash flow and changes in partners' equity for the fiscal years then ended (collectively, the materials referred to in clauses (i) and (ii) are the "Financial Statements") all of which have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") throughout the periods involved, other than accruals for any employee vacation pay obligations. Such balance sheets, including the related notes thereto, as of their respective dates, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of MCIC, MCIC-HNI and Leasing, respectively, and such statements of income, cash flow and changes in partners' equity fairly present the results of operations, cash flow and changes in partners' equity of MCIC, MCIC-HNI and Leasing, respectively, for the periods indicated, all in accordance with GAAP. The Sellers have delivered to Buyer true and complete copies of (x) the unaudited consolidated financial statements of MCIC as of and for the period ended August 31, 1997, and (y) the unaudited financial statements of MCIC-HNI and Leasing as of and for the period ended August 31, 1997 (collectively, the materials referred to in clauses (x) and (y) are the "Interim Statements"). Except as noted therein and subject to normal year end adjustments which are not expected in the aggregate to be material and accruals for bonuses payable to officers, agents, directors and employees, the Interim Statements fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of such entities at August 31, 1997 and the results of such entities' respective results of operations, cash flow and changes in partners' equity for the eight months then ended, all in conformity with GAAP and applied on a consistent basis with prior periods; provided, however, footnotes required by GAAP have been omitted from such Interim Statements. Sellers represent that for both financial statement and tax purposes, the assets, liabilities and operations of each of MCLtd, SPECT and MCIC-MMMC have been consolidated with those of MCIC.

    (b) Except as set forth in SCHEDULE 4.5 attached hereto or set forth in the Financial Statements and the Interim Statements, there is no claim, liability or obligation of any nature, whether absolute, accrued, known or unknown, contingent or otherwise, affecting the Operating Entities or their businesses, other than obligations incurred in the ordinary course of such businesses consistent with past practice, none of which constitutes a Material Adverse Effect.

    (c) SCHEDULE 4.5 attached hereto lists each distribution, dividend or similar payment to the Sellers on or with respect to the Partnership Interests and/or Membership Interests made during 1997 and through the Closing Date.

 .5 ACCOUNTS RECEIVABLE. Except as set forth in SCHEDULE 4.6 attached hereto, the accounts receivable of each of the Operating Entities arising from their respective operations as reflected in the Financial Statements, the Interim Statements and the latest available monthly balance sheets delivered to the Buyer by the Sellers represent valid claims against the account debtors for sales made or services rendered by the Operating Entities in the ordinary course of business consistent with past practice.

 .6 INTELLECTUAL PROPERTY. Set forth on SCHEDULE 4.7 attached hereto is a list of all trade names, assumed names, service names, service marks, trademarks, logos, patents, copyrights, licenses and other tangible or written intellectual property rights (the "Intellectual Property") owned by the Operating Entities or used or required by the Operating Entities in the operation of their businesses. Except as set forth on SCHEDULE 4.7 attached hereto, the Operating Entities hold all the right, title and interest in and to the Intellectual Property, free and clear of all Liens. The Operating Entities own or have the right to use, without the making of any payment (other than (i) a payment made in connection with an equipment lease listed on SCHEDULE 1.8 or (ii) periodic payments to and filings with a governmental authority for continued usage or validity) or the granting of any rights to others, all Intellectual Property necessary to conduct its business as presently being conducted. Except as set forth on SCHEDULE 4.7 attached hereto, to the Knowledge of Sellers, the conduct of the business of the Operating Entities as now conducted does not infringe or conflict with any intellectual property rights of others. The Operating Entities have, as of the date hereof, and will have as of the Closing Date, satisfied all governmental requirements necessary to maintain the validity of all Intellectual Property, and the right to use such Intellectual Property; provided, that this sentence shall apply only to such of the Intellectual Property as is subject to or covered by applicable statutes or regulations affecting the validity and/or right to use intellectual property rights. Except as set forth on SCHEDULE 4.7 attached hereto, no suit or proceeding by others alleging infringement of any intellectual property rights of such third parties is pending against any Operating Entity, or to the Knowledge of Sellers, threatened against any Operating Entity by any third party. All licenses, rights and other agreements pertaining to the Intellectual Property are in compliance in all material respects with all applicable laws, rules and regulations in all jurisdictions in which the Operating Entities conduct any business. Except as set forth on
SCHEDULE 4.7, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not alter or impair the rights and interests of the Operating Entities in any of the Intellectual Property and the Operating Entities will have the same rights and interests in such items at and after the Closing Date as they had immediately prior to the Closing Date.

 .7 CONTRACTS. Set forth on SCHEDULE 4.8 hereto is a complete and accurate list of all Material Contracts to which any Operating Entity is a party or by which any of their assets, properties or business is bound or affected. The term "Material Contracts" means (a) all contracts or commitments that do not arise in the ordinary and usual course of business; (b) all contracts or commitments requiring payments in excess of Five Thousand Dollars ($5,000) annually and involving an obligation which cannot or in reasonable probability will not be performed or terminated within three (3) months from the Closing Date or providing for termination only upon the payment of a penalty or the equivalent thereof; (c) all contracts or commitments affecting ownership of, title to, use of, or any interest in real estate; (d) all bonuses, incentive compensation, pension, group insurance or employee welfare plans of any nature whatsoever; (e) all collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees; (f) employment contracts and all other contracts, agreements or commitments to or with individual employees or agents extending for a period of more than three (3) months from the Closing Date or providing for earlier termination only upon the payment of a penalty or the equivalent thereof; (g) all other contracts or commitments providing for payments based in any manner upon the sales, fees, services, purchases or profits of any Operating Entity, individually in excess of Twenty-Five Thousand Dollars ($25,000) per annum; (h) all contracts or commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods and/or materials, to or by any Operating Entity of an aggregate amount or value in excess of Twenty-Five Thousand Dollars ($25,000), including, without limitation, and whether or not meeting that numerical standard all such contracts or commitments relating to (x) the purchase, lease or other acquisition or use of equipment used in medical imaging, diagnostic or therapeutic processes, (y) the provision of equipment or services to hospitals, clinics, health maintenance organizations, medical or other health care providers or other customers or clients of any Operating Entity (excluding customers with respect to which billings by the Operating Entities during the preceding twelve (12) months did not, and for the twelve (12) months following the date hereof are not reasonably expected to exceed Five Thousand Dollars ($5,000)), or (z) sites at which the Operating Entities provide services under "retail billing" arrangements; (i) real or personal property leases and other rental, use or service arrangements of any Operating Entities that either (A) cannot be terminated without penalty by the Operating Entity, as the case may be, on ninety (90) days' notice or (B) individually requires payment by any Operating Entity, over its remaining life of more than Twenty-Five Thousand Dollars ($25,000); (j) all laboratory management agreements, compensation arrangements (as defined in the Omnibus Budget Reconciliation Act of 1989) with referring physicians, indemnity or guaranty arrangements, business acquisition agreements, licenses, nondisclosure agreements, non-compete agreements, joint-venture agreements and commission agreements; (k) all agreements between any of the Operating Entities and (A) any Shareholder, Seller or an affiliate or related party thereof or thereto or (B) any officer, director, member or partner of any of the Operating Entities; (l) any contracts, agreements or arrangements for the provision of services provided by physicians, physician groups or other medical professionals; (m) all patent licensing agreements and all other agreements and commitments with respect to patents, patent applications, trademarks, trade names, service marks, inventions, technical assistance, know-how, special processes, copyrights or other like items; (n) all loan agreements, indentures, promissory notes and other documents evidencing or relating to debt for borrowed money or other funded indebtedness or capital lease obligations; and (o) all other agreements and commitments the loss of which would constitute a Material Adverse Effect. There is no breach or default, nor to the Knowledge of Sellers is there any basis for any claim of breach or default, in any obligation to be performed by any Seller or Operating Entity under any Material Contract and neither Sellers nor any Operating Entity has waived any material right under any Material Contract. With respect to each of the Material Contracts set forth on
SCHEDULE 4.8: (a) a true and correct copy, or if a copy is not available, a summary of the contractual obligation, has been provided to Buyer; (b) each is in full force and effect, without breach or default by the respective Operating Entity or, to the Knowledge of Sellers, breach or default by any other party thereto; and (c) no written notice has been received or, to the Knowledge of Sellers, threatened regarding termination, suspension, material alteration, modification or amendment thereof. Each Material Contract is a valid and binding obligation of the respective Operating Entity and to the actual knowledge of Sellers, of the third parties thereto in accordance with its respective terms. With respect to agreements, indentures, promissory notes and other documents referred to in clause (n) of the definition of "Material Contracts," SCHEDULE 4.8 identifies (a) any related security interests or other Liens and (b) the amount of any prepayment penalties or similar amounts required to be paid in connection with the retirement of the related obligations.
SCHEDULE 4.8 also identifies each loan agreement, indenture, promissory note, other debt for money borrowed, capital lease and other financing or similar obligation that cannot be prepaid or retired in advance of the stated maturity or contractual payment date(s) or that can be prepaid or retired only upon payment of a prepayment penalty or similar amount.

 .8 INSURANCE. The assets, properties and operations of the Operating Entities are insured under various policies of general liability and other forms of insurance, a summary of which has been provided to Buyer, as identified on
SCHEDULE 4.9. SCHEDULE 4.9 discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, the carrier, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and to the Knowledge of Sellers, there is no existing breach or default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default thereunder. Such policies are in amounts consistent with local industry standards in relation to the assets, properties and operations of the Operating Entities, and all premiums to date have been paid in full. All of the material assets, properties and operations of the Operating Entities which are of an insurable character are insured against loss or damage by fire and casualty and the Operating Entities have adequate insurance, in each case to the extent and in a manner customary for entities engaged is a similar business or owning similar properties and assets in its geographic area.

 .9  LABOR RELATIONS AND EMPLOYEE AGREEMENTS.

    ()   COMPLIANCE.  Except as disclosed on SCHEDULE 4.10:

         ()   The Operating Entities are each in material compliance with all applicable laws, rules, regulations and ordinances relating to the employment of labor, including, without limitation, OSHA and those other applicable laws, rules, regulations and ordinances relating to wages, hours, occupational health and safety, anti-discrimination, collective bargaining, equal employment opportunity and employment of labor in general, and to the payment of social security and similar taxes (collectively "Labor Laws");

         (i) No Seller or Operating Entity has received written notice of, nor to the Knowledge of Sellers, is there any threatened or reasonably anticipated notice with respect to, any assessment, deficiency, levy or imposition, or any other civil or criminal penalty or sanction against any of the Operating Entities for failure to comply with any of the applicable Labor Laws;

         (ii) There are no actions or proceedings pending with or, to the Knowledge of Sellers, threatened against any of the Sellers or Operating Entities by any federal, state, local or foreign governmental agency alleging any violation of any of the applicable Labor Laws;

    (a) EMPLOYMENT AGREEMENTS. Except as disclosed on SCHEDULE 4.8, none of the Operating Entities is a party to any employment contract with any employee, collective bargaining agreement, employees' pension plan or retirement plan, employees' profit sharing plan, bonus plan or any other similar agreement or plan. There are no material labor controversies pending or to the Knowledge of Sellers, threatened between an Operating Entity and any of its employees and, to the Knowledge of Sellers, there are no organizational efforts presently being made involving any of such employees. Each Operating Entity's relations with its employees are generally good. Except as disclosed on SCHEDULE 4.10, the Sellers have no actual knowledge that any executive or officer of an Operating Entity has any plans to terminate his or her employment with such Operating Entity.

    (b)  ERISA.

         (b) SCHEDULE 4.10 attached hereto contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other plans providing for insurance coverage (including, without limitation, self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, incentive compensation or post-retirement insurance, compensation or benefits, maintained or contributed to by the Operating Entities or any other person or entity that, together with the Operating Entities, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Operating Entities and each such other person or entity, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers or directors of the Operating Entities or dependents of any such person (collectively, "Benefit Plans"). The Operating Entities have delivered or made available to Buyer, its counsel, representatives or advisors, true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Benefit Plan and (v) each Internal Revenue Service determination letter relating to any Benefit Plan. None of the following have occurred which could have a Material Adverse Effect: (A) any failure to administer any Benefit Plan in all material respects in accordance with its terms, or (B) any failure by the Operating Entities or any Benefit Plan to comply in all material respects, or any failure of any Benefit Plan to be operated and administered in all material respects, in accordance with the applicable provisions of ERISA and the Code." Except as disclosed in SCHEDULE 4.10 attached hereto, no Operating Entity or Commonly Controlled Entity has, within one (1) year before the date of this Agreement, announced or otherwise made any commitment to create or amend any Benefit Plan.

         (i) Except as disclosed in SCHEDULE 4.10 attached hereto, all Pension Plans intended to qualify under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect, and no event has occurred that would adversely affect its qualification or materially increase its costs in a manner which would constitute a Material Adverse Effect. Except as disclosed on SCHEDULE 4.10, there have been no violations of ERISA or the Code which could have a Material Adverse Effect with respect to the filing of applicable documents, notices or reports (including, without limitation, annual reports filed on IRS Form 5500) relating to any Benefit Plan maintained by the Operating Entities or any Commonly Controlled Entity with any governmental authority or the furnishing of such required documents to the participants or beneficiaries of such Benefit Plans.

         (ii) Neither the Operating Entities nor any Commonly Controlled Entity has within the five (5) year period immediately preceding the date hereof maintained, contributed to or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. Neither the Operating Entities nor any Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a) (3) of ERISA) or has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

        (iii) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in SCHEDULE 4.10 attached hereto, (1) no such Benefit Plan is funded through a "welfare benefits fund", as such term is defined in Section 419 (e) of the Code, (2) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000 (b)(1) of the Code, complies substantially with the applicable requirements of
    Section 4980B(f) of the Code and (3) except as provided in writing in such plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without liability to the Operating Entities or any Subsidiary on or at any time after the Closing Date which could constitute a Material Adverse Effect. Except as set forth in SCHEDULE 4.10 attached hereto, no Benefit Plan that is a welfare benefit plan provides for post-retirement medical or life insurance benefits coverage to any current or former employee, officer, or director of the Operating Entities or any dependent of any such individual except as may be required under Section 4980B of the Code.

         (iv) Except as set forth in SCHEDULE 2.2(b), no employee, officer or director of the Operating Entities or any other person will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

         (v) Except as set forth in SCHEDULE 4.10, all contributions due and payable on or before the Closing Date in respect of any Benefit Plan will or have been made in full and proper form, or adequate accruals have been provided for in the financial statements referred to in Section 4.5, in accordance with GAAP, for all other contributions or amounts in respect of the Benefit Plans for periods ending on the Closing Date, pursuant to routine administrative procedures or, in the case of any contributory Benefit Plan, amounts have been or will be contributed to such Benefit Plan within the time prescribed by the Code, ERISA, or any regulations thereunder or interpretations thereof by the Internal Revenue Service or the Department of Labor.

         (vi) As of the date hereof and the Closing Date, except as set forth in SCHEDULE 4.10 there are no actions, suits, disputes, arbitrations or claims pending (other than routine claims for benefits) and the Operating Entities have received no notice of any legal, administrative or other proceedings or governmental investigations pending or, to the knowledge of the Sellers, threatened against any Benefit Plan or against the assets of any Benefit Plan.

            (viii) Sellers shall not be deemed to have breached the representations and warranties of this Section 4.10(c) solely on account of an assertion by the Internal Revenue Service that the termination in accordance with Section 8.1(q) of this Agreement of any Benefit Plan intended to qualify under Section 401(k) of the Code fails to qualify under
    Section 401(k)(10)(A)(i) of the Code.

 .10 PAYMENT OF TAXES; DISTRIBUTIONS. Each of the Operating Entities has timely filed all Tax Returns required to have been filed by it and has paid or accrued all Taxes due to any taxing authority with respect to all taxing periods ending on or prior to the date hereof, and all such Tax Returns are true, correct and complete in all material respects. The Financial Statements and Interim Statements include an adequate reserve for all Taxes not yet due or with respect to which Tax Returns, as of the Closing, are not required to have been filed, in each case to reflect the operations of the Sellers and Operating Entities through the Closing. Except as set forth in SCHEDULE 4.11, there is no pending Tax audit, investigation or other proceeding by a governmental authority against or affecting any of the Sellers and Operating Entities. Each of the Sellers and Operating Entities has (or before the Closing will have) filed true, correct and complete (in all material respects) federal and state income Tax Returns relating to its fiscal year ended December 31, 1996 and paid all Taxes shown as payable thereon. All amounts that are required to be collected or withheld by each Seller and Operating Entity has been duly collected or withheld, and all such amounts that are required to be remitted to any taxing authority (including license and other similar fees payable to the Department of Motor Vehicles and other governmental agencies) have been duly remitted. Sellers have provided copies of such Tax Returns to Buyer. For purposes of this Agreement, "Taxes" means all taxes imposed of any nature including federal, state, commonwealth, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding and employer payroll tax, FICA and FUTA), real and personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, in addition to any tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of such tax. "Tax Return" means all returns, reports, forms or other information required to be filed with respect to any Taxes.

 .11 BOOKS OF ACCOUNT. The books, records and accounts of the Operating Entities accurately and fairly reflect, in accordance with GAAP, the transactions and the assets and liabilities of such Operating Entity, as the case may be, with respect to their respective businesses. Except as set forth in SCHEDULE 4.12, none of the Operating Entities has engaged in any transaction with respect to their respective businesses, maintained any bank account for their respective businesses or used any of its funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of such Operating Entities. Each of MCIC, SPECT, MCLtd, Leasing and MCIC-HNI, respectively, maintains a system of internal accounting control sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (c) access to assets, properties, books, records and accounts is permitted only in accordance with management's general or specific authorization, and (d) the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

 .12 CONDITION OF TANGIBLE ASSETS. SCHEDULES 4.13 AND 1.8 set forth a complete and accurate list of all machinery, equipment, furniture, motor vehicles and other tangible assets (other than inventories and supplies held in the ordinary course of business) owned or held under lease agreements by the Operating Entities on August 31, 1997 and which are capitalized by an Operating Entity and which had a then present book value of at least Twenty Five Thousand Dollars ($25,000) or, if of a like or similar nature, when aggregated as a group had a book value of at least Twenty Five Thousand Dollars ($25,000) or which, for reasons other than value, are material to the Operating Entities. Except as described in SCHEDULES 4.13 AND 1.8, such machinery, equipment, furniture, motor vehicles and other tangible assets owned or used by the Operating Entities are in generally good operating condition and repair, subject to ordinary wear and tear and routine maintenance and repairs. The inventories and supplies held by the Operating Entities are usable, taken as a whole, in the ordinary course of their respective businesses. The information set forth in SCHEDULE 4.13(a) is true and correct as of the date thereof.

 .13 OWNERSHIP OF ASSETS. Except as described in SCHEDULE 4.14, each Operating Entity, as the case may be, has good and marketable title to, or holds under lease, all of its respective assets and properties, free and clear of all Liens except for Permitted Liens. SCHEDULE 4.14 sets forth all bank indebtedness and any related Liens currently in effect. None of the assets and properties of any of the Operating Entities is located outside of the United States.

 .14 BROKERS. Except for a fee owed to Carleton, McCreary, Holmes & Co., which shall be paid by Sellers, no amount is payable by the Operating Entities, the Sellers or the Shareholders by way of brokerage fees, finder's commissions or otherwise to any party on account of this Agreement or transactions contemplated herein. Sellers, jointly and severally, agree to indemnify and hold Buyer harmless from any claims arising from any such assertions.

 .15 COMPUTER PROGRAMS AND SOFTWARE. Set forth on SCHEDULE 4.16 is a list and description of all computer programs and software currently being used in the business and operations of any of the Operating Entities, excluding off-the-shelf commercially available systems owned or licensed to one or more of the Operating Entities or computer programs included in purchased or leased equipment (collectively, the "Software").

 .16 LITIGATION. Except as disclosed on SCHEDULE 4.17, there is no claim, action, suit, litigation, arbitration, investigation or other legal proceeding which is pending before any court or governmental authority, or arbitrator or board of arbitrators or, to the Knowledge of Sellers, threatened, to which any of the Sellers or Operating Entities is a party, or to which any of the assets or properties of the Sellers or Operating Entities is subject, which does or may constitute a Material Adverse Effect. No Seller or Operating Entity is in default with respect to any order, writ, injunction, decree or demand of any court or other governmental or regulatory authority.

 .17 ENVIRONMENTAL MATTERS.

    ()   APPLICABLE PERMITS AND LICENSES.  Each of the Sellers and Operating
Entities has obtained all permits, licenses and other authorizations required for the operation of its business required by all applicable federal, state, foreign and local laws and governmental agencies relating to pollution, protection of the environment, hazardous substances, waste, disposal, dumping, burial, and the storage, presence and discharge of chemicals and other substances, including, without limitation, all laws and regulations relating to receiving, acquiring, possessing and transferring by-product, source and special nuclear material (collectively, "Environmental Laws"), except where the failure to obtain such permits, licenses and other authorizations does not have and will not have a Material Adverse Effect; and each of the Sellers and Operating Entities has complied with all of the terms and conditions of all such permits, licenses and authorizations except where the failure to so comply does not have and will not have a Material Adverse Affect.

    (a) NO VIOLATIONS. Except as disclosed on SCHEDULE 4.18, (i) none of the Sellers or Operating Entities has received written notice that the operation of its respective business is in violation of any applicable Environmental Laws and
(ii) there are no pending or, to the Knowledge of Sellers, threatened claims, administrative proceedings, judgments, declarations or orders relating to the violation of such Environmental Laws.

    (b) NO EXPOSURE OR LIABILITY. None of the Sellers or Operating Entities nor, to the Knowledge of Sellers, any other person or entity has placed, stored, buried, dumped or disposed of any regulated or prohibited substances or any materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes on, beneath, or adjacent to any owned or leased real property of any Seller or Operating Entity, in violation of any applicable Environmental Laws. To the Knowledge of Sellers, no employee of any Seller or Operating Entity has been exposed in the course of his or her employment with such Seller or Operating Entity to any regulated or prohibited substances or any materials produced or used by any Seller or Operating Entity in any manner that could give rise to any material liability under any applicable Environmental Law against any Seller or Operating Entity or its respective properties. None of the Sellers or Operating Entities has received any notice from any governmental agency or private or public entity advising such Seller or Operating Entity that it is responsible or potentially responsible for actual or potential response costs with respect to a release, a threatened release or clean-up of materials, including hazardous substances, pursuant to any Environmental Laws.

 .18 EQUIPMENT LEASES. SCHEDULE 1.8, sets forth a list of all Equipment Leases. With respect to each of the Equipment Leases listed on SCHEDULE 1.8: (a) each is in full force and effect, without breach or default by the respective Operating Entity party thereto, as the case may be, and, to the Knowledge of Sellers, there is no breach or default by any other party thereto and (b) no written notice has been received or, to the Knowledge of Sellers, is threatened regarding termination, suspension, material alteration or amendment thereof. Each of the Equipment Leases is a valid and binding obligation of the respective Operating Entity thereto and, to the actual knowledge of the Sellers, each of the other parties thereto, as the case may be, enforceable in accordance with its respective terms. Except as disclosed on SCHEDULE 1.8 or on SCHEDULE 4.2, no consent or approval is required for the assignment or transfer of such Equipment Lease in connection with this Agreement.

 .19 REAL PROPERTY LEASES. SCHEDULE 4.20 sets forth a list of all real property leases ("Real Property Leases") to which any Operating Entity is a party. The Real Property Leases are valid and binding obligations of the respective Operating Entity thereto and, to the actual knowledge of Sellers, each of the other parties thereto, and enforceable in accordance with their respective terms. None of the Operating Entities is in breach or default, and to the Knowledge of the Sellers, none of the other parties thereto is in breach or default under or with respect to any Real Property Lease. To the Knowledge of Sellers, all of the Operating Entities are in compliance with all current applicable building and zoning codes except where the failure to so comply does not have or will not have a Material Adverse Effect on the Operating Entities' use of the real property and none of the Operating Entities has received written notice of, and Sellers have no knowledge with respect to any facts or allegations giving rise to any violation, breach or default by the Operating Entity under any Real Property Lease, or any federal, state or local law, ordinance, rule, regulation, order or published requirement of any governmental agency or department having jurisdiction over or affecting the real property subject to a Real Property Lease to which any Operating Entity is a party. The Operating Entities do not individually or collectively own any real property.

 .20 PERMITS, LICENSES AND COMPLIANCE WITH LAWS. SCHEDULE 4.21 sets forth a list, including the identity of the holder thereof, of all permits, licenses and approvals from federal, state, local and foreign governmental and regulatory bodies held by any of the Sellers or Operating Entities (including, without limitation, Certificates of Need and various approvals and application therefor) and such permits, licenses and approvals are valid and sufficient for all the services presently conducted by the Operating Entities. SCHEDULE 4.21 lists all claims and notices that any of the Operating Entities has received alleging that such Operating Entity is or was not in compliance with the terms of any such permits, licenses and approvals and with all requirements, standards and procedures of the federal, state, local and foreign governmental and regulatory bodies which issued them or of any limitation or proposed limitation on any permit, license or approval. Notwithstanding anything in this Agreement to the contrary, Sellers shall not be liable (pursuant to Article IX hereof or otherwise) to Buyer in connection with any governmental claim relating to the failure of the Operating Entities to have valid and sufficient permits, licenses and approvals or for violations of laws, except and to the extent that such claims and violations clearly relate to the operation of the business of the Operating Entities prior to the Closing. The Operating Entities have been and are in compliance in all respects with all federal, state and local laws, ordinances, codes, regulations, orders, requirements, standards and procedures that are applicable to their businesses and with the rules and regulations of all applicable private third party insurers and reimbursers of health care costs and expenses, including without limitation, such laws, rules and regulations that relate to the practice of medicine and the provision of medical imaging, diagnostic or therapeutic services and otherwise. Billing by the Sellers and Operating Entities under the rules and regulations of all applicable private third party insurers, reimbursers of health care and the Medicare and Medicaid programs has been true and correct in all respects and in compliance with applicable laws, rules, regulations and policies thereof and has been true and correct in all respects for all other billings.

    To the Knowledge of Sellers, none of the Sellers or Operating Entities, nor any of their respective officers, partners, directors, members or agents has been convicted of, charged with or, investigated for a Medicare, Medicaid or state health program related offenses or convicted of, charged with or, to the Knowledge of Sellers, investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency.

 .21 BANK ACCOUNTS. SCHEDULE 4.22 sets forth a list of all bank accounts, bank boxes and other depositories of the Operating Entities identifying bank, branch and account number, as well as the authorized signatories thereto.

 .22 NO SUBSEQUENT CHANGES. Except as contemplated in this Agreement or reflected in any Schedule or Exhibit attached hereto, since August 31, 1997, there have been no events or changes that constitute a Material Adverse Effect (whether by sale, destruction, pledge, lease or otherwise and whether or not covered by insurance) in the assets (including licenses, permits and franchises), liabilities, financial condition or prospects of any of the Operating Entities, except as specified on SCHEDULE 4.23. Since August 31, 1997, except as reflected on SCHEDULE 4.23, the Operating Entities have not, directly or indirectly: (a) paid, declared or set aside any dividends or distributions, (b) issued, sold, redeemed or repurchased any of their capital stock or ownership interests or securities of any class, or (c) taken or omitted to take any other action that, if such action or omission occurred after the date hereof, would constitute a breach of Section 6.1 hereof.

 .23 CUSTOMERS. Except as set forth on SCHEDULE 4.24, during the past twelve months no Significant Customer has (or, from the date hereof until the Closing, shall have) (a) cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Operating Entities, or
(b) materially changed, or requested a material change in the price or quantity of the goods, services and products sold by the Operating Entities to such Significant Customer. For purposes of this Agreement, "Significant Customer" shall mean any of the top twenty (20) largest customers (in terms of aggregate revenues) of the Operating Entities, taken as a whole, during the last fiscal year of the Operating Entities. SCHEDULE 4.24 attached hereto lists the Significant Customers.

 .24 DEFUNCT ENTITIES. SCHEDULE 4.25 identifies, with respect to each Defunct Entity, (a) whether such Defunct Entity has been duly and properly dissolved and liquidated in accordance with applicable law or (b) whether such Defunct Entity continues in existence and, if so, the owner(s) thereof. Sellers and Buyer agree that any and all interests in such Defunct Entities are expressly excluded from the Acquisition, and Sellers, jointly and severally, shall indemnify and hold Buyer harmless from and against any and all claims, liabilities, disputes, costs and expenses arising from the previous operations of or in any other way relating to such Defunct Entities.

 .25 CERTAIN ADDITIONAL REGULATORY MATTERS. Except where a matter has not had a Material Adverse Effect that has not been cured or where a Material Adverse Effect would not reasonably be expected to occur, none of (x) the Operating Entities, or, the officers, directors, or employees or agents of the Operating Entities, (y) to the Knowledge of Sellers (for this purpose, without independent investigation or inquiry), any of the persons having a direct or indirect ownership interest in any of the Operating Entities within the meaning of
Section 1320a-7(b)(8) of Title 42 of the United States Code or (z) to the Knowledge of Sellers (for this purpose, without independent investigation or inquiry), any of the persons who provide professional services under agreements with any of the Operating Entities as agents of such entities, have engaged in any activities which constitute violations of, or are cause for imposition of civil penalties upon any of the Operating Entities or mandatory or permissive exclusion of any of the Operating Entities from Medicare or Medicaid, under

Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal Civilian Health and Medical Plan of the Uniformed Services statute ("CHAMPUS"), or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes including the following activities:

    ()   knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment from a federal of state health care program;

    (a) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment from a federal or state health care program;

    (b) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program (as defined below) or Federal Health Care Program (as defined below) that is (i) for an item or service that the person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the person presenting knows or should know that the claim is false or fraudulent;

    (c) knowingly and willfully offering, paying, soliciting or receiving any illegal remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or any other State Health Care Program or any Federal Health Care Program, or (iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program; or

    (d) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or knowingly and willfully omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or (ii) information required to be provided under Section 1124(A) of the Social Security Act ("SSA") (Section 1320a-3 of Title 42 of the United States Code).

 .26 MEDICARE/MEDICAID PARTICIPATION; ACCREDITATION.   (a)  Except where a
matter has not had a Material Adverse Effect that has not been cured or where a material adverse effect would not reasonably be expected to occur, none of the Operating Entities or to the

Knowledge of Sellers, any existing officers or directors of the Operating Entities who is expected to be an officer, director, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)), or managing employee (as defined in SSA Section 1126(b) or any regulations promulgated thereunder) of the Operating Entities:
(1) has had a civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (2) has been excluded from participation under the Medicare program or a state health care program as defined in SSA Section 1128(h) or any regulations promulgated thereunder ("State Health Care Program") or a federal health care program as defined in SSA
Section 1128B(f) ("Federal Health Care Program"); or (3) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and (b)(1), (2), (3) or any regulations promulgated thereunder:

              ()   criminal offenses relating to the delivery of an item or
    service under Medicare or any State Health Care Program or any Federal Health Care Program;

              (i) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

              (ii) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described above in this clause (a); or

             (iii) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

    (a) With respect to operations in Ohio, MCIC has a Medicare provider number, and a participating provider agreement in force with a Medicare Part B carrier, in each locale, as applicable, in which North Coast Billing bills directly to Medicare for services furnished by MCIC to Medicare beneficiaries.

    (b) With respect to operations in Ohio, MCIC has a Medicaid provider number and a participating provider agreement in each state, as applicable, in which North Coast Billing bills directly to such states' Medicaid agency for services provided by MCIC to such states' Medicaid beneficiaries.

    (c) MCIC has applied for a Medicare provider number with respect to billing in Pennsylvania and Sellers have no reason to believe that such Medicare provider number will not be obtained.
    (d) The matters set forth in a separate letter being delivered by or on behalf of the Sellers to Buyer and referring to this Section 4.27 are true and correct.


 .27 SCOPE OF REPRESENTATIONS AND WARRANTIES. This Agreement (including any Exhibit or Schedule) and each other document and certificate prepared or delivered by or on behalf of Sellers and furnished or to be furnished to Buyer in connection herewith, as of their respective dates, did not, and as of the date hereof, do not (i) contain any untrue statement of a material fact, or
(ii) omit to state a material fact necessary in order to make the statements contained herein and therein not misleading. Except as disclosed in this Agreement (including any Exhibit or Schedule) and such other documents and certificates, there is no fact known to Sellers (other than matters relating to economic conditions generally) which reasonably could be expected to materially and adversely affect the business of the Operating Entities, taken as a whole.


IV                     : BUYER'S REPRESENTATIONS AND WARRANTIES

    Buyer makes the following representations and warranties to Sellers, each of which shall be true and correct as of the Closing Date as if specifically made on such date and survive the Closing for the period specified in Article IX hereof and shall thereafter terminate and expire and be of no force and effect:

 .0 EXISTENCE AND GOOD STANDING. Alliance is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware.
Sub I is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub II is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Sub I and Sub II are direct wholly-owned subsidiaries of Alliance.

 .1 AUTHORITY. Each of Alliance, Sub I and Sub II has the requisite corporate power and authority to execute and deliver this Agreement, and perform its obligations hereunder, and the transactions described in or contemplated by this Agreement. This Agreement has been duly executed by each of Alliance, Sub I and Sub II. Each of Alliance, Sub I and Sub II has obtained the necessary corporate authorizations for the execution, delivery and performance of this Agreement in accordance with all applicable laws and its organizational documents. This Agreement is a valid, legal and binding obligation of each of Alliance, Sub I and Sub II enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity). The person executing this Agreement on behalf of each of Alliance, Sub I and Sub II has been specifically authorized to do so by all necessary corporate action. No other action by Alliance, Sub I or Sub II will be necessary to authorize the execution of the documents and the consummation of the transactions described in or contemplated by this Agreement.

 .2 NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions described in or contemplated by this Agreement, (a) will result in a breach of, a default under or conflict with any judgment, decree or order of any court or other governmental body to which Alliance, Sub I or Sub II is subject or to any agreement or understanding to which Alliance, Sub I or Sub II is a party or (b) will conflict with or violate any provisions of the Certificate of Incorporation, Bylaws or other organizational documents of Alliance, Sub I or Sub II. The execution, delivery and performance of this Agreement by Alliance, Sub I or Sub II does not require the consent, approval or action of, or any filing with or notice to, any public authority or any other party whatsoever, except as may be required by the HSR Act and as identified on SCHEDULE 5.3 attached hereto.

 .3 BROKERS. No amount is payable by Buyer by way of brokerage fees, finder's commissions or otherwise to any party on account of this Agreement or the transactions contemplated herein. Buyer agrees to indemnify the Sellers and hold them harmless from any claims arising from any such assertions.

 .4 KNOWLEDGE OF BREACHES. Buyer hereby acknowledges and agrees that it shall not be entitled to any recourse or indemnity rights against Sellers with respect to any specific fact or circumstance of which Buyer has actual knowledge prior to the Closing Date, and which Buyer actually knows to constitute a breach of a representation or warranty of Sellers herein, if Buyer fails to notify Sellers of such fact or circumstance prior to the Closing and nonetheless elects to close the transactions contemplated hereby.


V                               : COVENANTS BY SELLERS

    From the date hereof until the Closing Date, the Sellers covenant and agree to the following.

 .0 CONDUCT OF BUSINESS. Sellers will and will cause the Operating Entities to do the following unless Buyer shall otherwise consent in writing:

    ()   AFFIRMATIVE COVENANTS.  Perform the following:

         ()   conduct their respective businesses only in the ordinary and usual course and consistent with prior practice and refrain from changing or introducing any new method of management or operations;

         (i) use its reasonable efforts to preserve intact its business organization, maintain its rights, licenses and franchises and to preserve the goodwill of any customers, clients, suppliers, agents and others having business relationships with any of the Operating Entities;

         (ii) maintain its books, accounts and records in the ordinary and usual course and consistent with prior practice and in material compliance with all applicable laws;

        (iii) use its reasonable efforts to maintain and keep its properties and assets in good repair and condition, subject to ordinary wear and tear;

         (iv) pay its respective debts and taxes when due subject to good faith disputes and to pay its other debts or perform its other obligations consistent with prior practice;

         (v) use its reasonable efforts to retain its employees, officers and agents and maintain satisfactory relationship with its employees, officers and agents and maintain its current termination, compensation, hiring and promotion practices; and

         (vi) have in effect and maintain, at all times, all insurance of the kind, in the amount, and with the insurers set forth in SCHEDULE 4.9.

    (a)  NEGATIVE COVENANTS.  Refrain from the following:

         ()   making any purchase, sale, transfer, assignment, lease, or disposition of any asset or property or waiving any right of material value, other than in the ordinary and usual course of business and consistent with prior practice; provided, however, that any Operating Entity shall not enter into any agreement or transaction for the acquisition (by purchase, lease, rental or otherwise) of any equipment used in the medical imaging, diagnostic or therapeutic process or enter into any other capital or operating lease obligation without the prior written consent of Buyer, which shall not be unreasonably withheld; provided, however, that this clause (b)(i) shall not preclude MCIC from (A) entering into any such agreements or transactions provided that the aggregate payments called for thereunder are not in excess of Fifty Thousand Dollars ($50,000), (B) exercising its option to purchase another MRI Unit from Siemens Medical Systems for a price not to exceed $1.5 million (which price includes two (2) years of service and warranty) pursuant to the terms of the Settlement Agreement, or (C) purchasing the equipment currently on order and listed on SCHEDULE 6.1(b) hereof;

         (i) amending its Articles of Incorporation, partnership agreement, Certificate of Partnership, operating agreement, joint venture agreement, Bylaws or Code of Regulations or other organizational document; changing the number of authorized or outstanding shares of its capital stock, partnership interests, membership interests, ownership interests or effect any reclassification thereof; or declaring, setting aside or paying any dividend or other distribution or payment in cash, capital stock, partnership interest, membership interest, ownership interest or property;

         (ii) issuing, granting, selling or pledging any shares of its capital stock, partnership interests, membership interests, ownership interests or rights therein; acquiring, directly or indirectly, by redemption, exchange or otherwise, any shares of capital stock, partnership interests, membership interests, ownership interests or rights therein, or entering into or modifying any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as set forth in SCHEDULE 2.2(b);

        (iii) mortgaging, pledging, subjecting to a Lien or otherwise encumbering any of their respective properties or assets, except for current property taxes not yet due and payable or any such transactions in the ordinary and usual course of business and consistent with prior practice;

         (iv) incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, or any other contingent or fixed obligations or liabilities except those in the ordinary and usual course of business and consistent with prior practice;

         (v) borrowing any amount, incurring any indebtedness for borrowed money or becoming subject to any material liabilities, except (x) current liabilities incurred in the ordinary and usual course of business consistent with prior practice, (y) liabilities under contracts entered into in the ordinary and usual course of business and consistent with prior practice and (z) indebtedness incurred for purposes of purchasing equipment pursuant to Section 6.1(b)(i), provided, however, (A) Sellers shall provide notice of such proposed indebtedness to Buyer prior to incurrence and shall permit Buyer to substitute alternate financing, provided such alternative financing is on substantially similar or better terms in the aggregate, and
    (B) Sellers shall not, in any event, permit the incurrence of any such indebtedness without Buyer's consent, which consent will not be unreasonably withheld;

         (vi) discharging or satisfying any material Lien or paying any material liability, other than current liabilities paid in the ordinary and usual course of business and consistent with prior practice, or canceling without fair consideration any material debts or claims owing to or held by it;

        (vii) except as specified in SCHEDULE 2.2(b), granting any options, bonus, wage or salary increase or severance or termination payment to any employee, officer or agent or group thereof, other than any ordinary course periodic performance or longevity increases in bonus, wages or salary not in excess of 4% to any non-officer employee, or granting any increase in any employee benefit plan or arrangement or amending or terminating any existing employee benefit plan or arrangement (except as required by law) or adopting any new employee benefit plan or arrangement;

        (vii) making any loans or advances to, or guarantees for the benefit of, any persons, except for advances made to employees for expenses in the ordinary and usual course of business;

         (ix) acquiring or agreeing to acquire, by merger, consolidation, exchange, purchase or otherwise, an equity interest or substantially all the assets of any business, corporation, partnership, joint venture or other business organization;

         (x) entering into, modifying, amending or terminating any Material Contract, provided, however, in the case of customer contracts that are Material Contracts, such activities will not be precluded by this clause
    (xi) provided that the terms of such activities are in the ordinary and usual course consistent with prior practice and written notice of such terms is delivered to the Buyer prior to the execution, modification, amendment or termination of any such customer contracts or are activities permitted in subsection 6.1(b)(i) above; and

         (xi) entering into any other material transaction other than in the ordinary and usual course of business and consistent with prior practice.

 .1 INSPECTION OF THE BUSINESS. Pursuant to a Confidentiality Agreement, attached hereto as EXHIBIT "C", which shall survive the termination of this Agreement, Sellers will give Buyer and its counsel, accountants, and other authorized representatives, reasonable access during normal business hours, upon reasonable notice to Sellers, to each of the Operating Entities' offices, assets, properties, agreements, books and records relating to their respective businesses, and will cause each of the Operating Entities' employees to cooperate with Buyer in all reasonable respects as Buyer may, from time to time, reasonably request, PROVIDED, HOWEVER, that Buyer's access, in each instance, shall be arranged through Ian C.P. Woodburn, and either Ian C.P. Woodburn or his designee shall be present during each such examination. Buyer shall have the right to make copies of the Operating Entities' operational records and excerpts therefrom, at Buyer's cost. All of Buyer's investigations hereunder shall be conducted so as not to interfere with any of the normal activities of the Operating Entities.

 .2 NOTICE OF ACTIONS, PROCEEDINGS AND OTHER MATTERS. Sellers shall promptly notify Buyer of any claims, actions, procedures, or investigations commenced or, to the Knowledge of Sellers, threatened, involving or affecting Sellers or any Operating Entity or any of its properties or assets, or, against any employee, consultant, director, officer or shareholder of Sellers or any Operating Entity in his, her or its capacity as such, which if decided adversely to Seller, such Operating Entity or such other person, might reasonably be expected to have a Material Adverse Effect on any Seller or any Operating Entity, or relates to the consummation of the transactions or obligations contemplated hereby. Sellers shall give prompt notice to Buyer of any notice of, or other communication received by Sellers or any Operating Entity relating to, a breach, default or event which, with notice or lapse of time or both, would become a breach or default under any agreement, indenture or instrument material to the financial condition, business, properties, results of operations or prospects of Sellers or any Operating Entity, and any notice or other communication from any third party or governmental agency alleging that the consent or approval of such third party or governmental agency is or may be required in connection with the transactions contemplated by this Agreement. Sellers shall promptly notify Buyer of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty of it contained in this Agreement to be untrue or inaccurate and any failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. In addition, Sellers shall give prompt notice to the Buyer of any facts or circumstances that arise or become evident after the date of this Agreement and on or before the Closing Date which reasonably could be expected to materially and adversely affect the business of the Operating Entities, taken as a whole.

 .3 DISTRIBUTIONS AND ASSIGNMENTS. The parties agree that, prior to the Closing, the Sellers shall cause the Operating Entities to distribute to the Shareholders (a) the sales/use tax refund claims and related claims against equipment vendors (the "Vendor Sales Tax Claims") identified on SCHEDULE 6.4 attached hereto and (b) the stock or other ownership interests of each of the Defunct Entities. The parties agree that no Purchase Price adjustment shall be effected in connection with such distributions. The allocation of such distributions shall be determined by the Sellers in their sole discretion, and each of the Sellers agrees that Buyer shall have no responsibility therefor and agrees, jointly and severally, to indemnify Buyer against any contrary claim by any Seller or other third party. Any Tax liability arising in connection with such distribution shall be the sole responsibility of the Sellers, and each of the Sellers, jointly and severally, agree to indemnify Buyer against any Tax claim or liability asserted by any Tax authority. Sellers represent and warrant that the effect of the distributions contemplated by this Section 6.4 on the balance sheets included within the Interim Statements referred to in Section 4.5 will not be significant. To the extent that the Vendor Sales Tax Claims cannot be resolved through cash payments made by the applicable vendors, and instead such vendor(s) provide a credit to any of the Operating Entities in respect of such claims, then, promptly following each realization upon such credits, Buyer shall cause the applicable Operating Entities to pay the cash amount thereof to the Sellers.

 .4 PRESS RELEASES. Except as required by applicable law, none of the Operating Entities nor any Seller shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Buyer, which approval shall not be unreasonably withheld.

 .5 NO SHOP; NOTICE OF PROPOSALS. Until the Closing Date or termination of this Agreement, Sellers shall not directly or indirectly, solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of partnership units, membership units or shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving any of the Operating Entities, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or agree to, approve or recommend any Acquisition Proposal. If after the making of this Agreement any person or entity extends to Sellers any Acquisition Proposal, or Sellers become aware of any Acquisition Proposal, directly or indirectly, and regardless of the form of the transaction, or Sellers become aware that any person or entity is seeking to conduct any discussions with respect to any such matters, then in each such case Sellers shall promptly notify Buyer of such information, including the identity of such person or entity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.6 by any director, officer, employee or affiliate of any Shareholder, Seller or Operating Entity or any investment banker, financial advisor, attorney, accountant or other representative of any Shareholder, Seller or Operating Entity shall be deemed to be a breach of this Section 6.6 by the Sellers.

 .6 REASONABLE EFFORTS. Subject to the terms and conditions hereof, Sellers agree to use all of their reasonable efforts to take, or cause to be taken, to do, or cause to be done, and to assist and cooperate with the Buyer in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. Such actions shall include, without limitation,
(a) using reasonable efforts to obtain any consents, amendments to or waivers under the terms of any Material Contracts that are required or advisable as a result of the transactions contemplated by this Agreement, and (b) using reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby. Subject to the terms and conditions hereof, Sellers agree to use all its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy all the conditions of Closing set forth herein at the earliest possible time.

 .7  SECTION 754 ELECTIONS. On or following the Closing, Buyer will cause a
Section 754 election to be made under the Code with respect to MCIC and MCIC-HNI. Sellers acknowledge and agree to such elections and further agree that they will indemnify Buyer and hold Buyer harmless from and against any claims, damages, losses and expenses incurred as a result of any claim asserted by the joint venture partner in MCIC-HNI as a result thereof.


VI                               : COVENANTS OF BUYER

    Buyer covenants and agrees to the following:

 .0 PRESS RELEASES. From the date of this Agreement until the Closing Date, except as required by applicable law, Buyer will not give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by the Sellers, which approval shall not be unreasonably withheld.

 .1 REASONABLE EFFORTS. From the date of this Agreement until the Closing Date, subject to the terms and conditions hereof, Buyer agrees to use all its reasonable efforts to take, or cause to be taken, to do, or cause to be done, and to assist and cooperate with the Sellers in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. Such actions shall include, without limitation, (a) using reasonable efforts to obtain any consents, amendments to or waivers under the terms of any material contracts, commitments or arrangements that are required as a result of the transactions contemplated by this Agreement, and (b) using reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby. Subject to the terms and conditions hereof, Buyer agrees to use all its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy all the conditions of Closing set forth herein at the earliest possible time.

 .2 CERTAIN TAX RETURNS. Buyer shall, and Sellers acknowledge that Buyer shall, be responsible for causing the preparation of all Tax Returns for MCIC and MCLtd. which come due for filing after the Closing Date; provided, however, that with respect to such Tax Returns that relate to any period prior to the Closing Date, Sellers shall have an opportunity to review such Tax Returns and such Tax Returns shall be subject to Sellers' consent, which consent shall not be unreasonably withheld. If Sellers' consent is reasonably withheld, Sellers shall be entitled to prepare such Tax Returns at Sellers' expense (subject to Buyer's review and consent, which consent shall not be unreasonably withheld). Sellers shall not take any action inconsistent with this Section 7.3. Buyer shall make available upon reasonable request and at Sellers' expense, certain books and records of the Operating Entities which are needed by or helpful to the Sellers or any government agency in connection with Sellers' preparation of the sales tax refund claims referred to in Sections 4.5(c) and 6.4 above and any other tax issues, audits and governmental investigations affecting Sellers that relate to any period prior to the Closing Date.

 .3  OFFICERS' AND DIRECTORS' INSURANCE; INDEMNIFICATION.

    ()   Buyer agrees to cause the Operating Entities (i) not to change, for seven (7) years after the Closing Date, the provisions of any of the Operating Entities charter documents or applicable indemnification agreements in effect on the date hereof (the "Indemnification Agreements") in each case relating to indemnification of each present or former director, officer or employee of the Operating Entities (together with any successor by operation of law, individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") in a manner which adversely affects the rights of such Seller Indemnified Party to indemnification thereunder and (ii) to perform its obligations thereunder, or exercise any discretionary authority thereunder, to the fullest extent permissible by law to provide such Seller Indemnified Party with all rights to indemnification available thereunder. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver of, or otherwise operate to adversely affect, the existing rights of the Seller Indemnified Parties under the Indemnification Agreements relating to the indemnification of any Seller Indemnified Party. Nothing in this Section shall preclude Buyer from restructuring any of the Operating Entities as long as the indemnification obligations remain effective against the applicable Operating Entity or its legal successor.

    (a) Buyer agrees to cause the Operating Entities to maintain for seven (7) years after the Closing Date, any officers' and directors' liability insurance policies currently in place indemnifying and holding harmless the Seller Indemnified Parties with respect to any actions or omissions occurring prior to the Closing Date, on terms no less advantageous to the Seller Indemnified Parties than the Operating Entities' existing policies. Notwithstanding the foregoing, no Operating Entity shall be obligated to pay more than the most recent annual premium payment (subject to annual increase in the same percentage as increases in a national consumer price index selected by Buyer in good faith) to maintain such insurance coverage, and Buyer may elect to provide comparable coverage for the Seller Indemnified Parties through another policy of insurance maintained by Buyer or an affiliate of Buyer.

    (b) This Section 7.4 shall survive the Closing, is intended to benefit Sellers and each of the Seller Indemnified Parties (each of whom shall be entitled to enforce this Section 7.4 against the Operating Entities) and shall be binding on all successors and assigns of the Operating Entities, provided that this paragraph shall not create any right in any person other than the Seller Indemnified Parties and no such other person shall become a third party beneficiary of this Agreement. Notwithstanding anything in this Agreement to the contrary, this Section 7.4 shall not provide to any Seller Indemnified Party indemnification protections greater than that currently in effect and provided by an Operating Entity.

VII                         : CONDITIONS PRIOR TO CLOSING

 .0 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to purchase the Partnership Interests and Membership Interests pursuant to the terms and conditions of this Agreement and to consummate the transactions described in or contemplated by this Agreement is subject to the satisfaction prior to or as of the Closing Date of all of the following unless otherwise waived in writing by
Buyer:

    ()   REPRESENTATIONS, WARRANTIES AND COMPLIANCE WITH AGREEMENT.  All
representations and warranties of Sellers contained in this Agreement remain true and correct in all material respects at all times prior to and as of the Closing Date except for changes permitted or contemplated by this Agreement; provided, however, that whenever any such representation or warranty is conditioned by reference to materiality or a Material Adverse Effect, for the purposes of this Section 8.1(a), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect. All of the obligations and covenants of Sellers to be performed on or before the Closing Date pursuant to the terms and conditions of this Agreement are fully performed;

    (a) NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or preliminary or final injunction or final judgment, order or decree relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

    (b) OUTSTANDING OPTIONS. Buyer shall have received evidence satisfactory to it in its sole reasonable discretion that all options, warrants and other rights and conversion privileges entitling any person to acquire ownership interests in any of the Operating Entities (including, without limitation, the options identified on SCHEDULE 2.2(b) or SCHEDULE 4.3 attached hereto) have been cancelled and surrendered;

    (c) GOVERNMENTAL AND THIRD PARTY CONSENTS. All statutory requirements for the consummation by Sellers and Buyer of the transactions contemplated by this Agreement shall have been fulfilled; all notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required (including, without limitation, CON approval for continued CT operations in Michigan pursuant to the non-substantive review procedure or otherwise), and all material third party consents or waivers (including, without limitation, the consents referred to on SCHEDULE 4.2 and SCHEDULE 5.3 hereto) necessary or advisable in connection with the transactions contemplated hereby and to permit the businesses presently carried on by the Operating Entities to continue substantially unimpaired immediately following the Closing

Date (including all necessary and appropriate consents or waivers of equipment lenders) shall have been made or obtained;

    (d) OPINION OF COUNSEL FOR SELLERS. Buyer shall have received from (i) Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A., counsel for Sellers, an opinion, dated the Closing Date, substantially in the form attached hereto as EXHIBIT "D-1" and (ii) one or more firms, counsel for Sellers reasonably satisfactory to Buyer, an opinion or opinions, dated the Closing Date substantially in the form attached hereto as EXHIBIT "D-2";

    (e) CLOSING CERTIFICATE. Buyer shall have received certificates from Sellers and the Operating Entities dated the Closing Date, to the extent reasonably requested by and in form and substance reasonably satisfactory to Buyer;

    (f) EQUIPMENT LEASES. Each of the Equipment Leases shall, if necessary or appropriate in connection with the consummation of the Acquisition, have been assumed by Buyer, and the lessor shall have consented thereto, including the obligations under the maintenance contracts and the software license agreements thereto;

    (g) CORPORATE OR PARTNERSHIP MATTERS. Sellers shall have delivered to Buyer such other documents, instruments, certifications and further assurances as such counsel for Buyer may reasonably require;

    (h) SHAREHOLDER CONSENTS. On or prior to the Closing, the Shareholders of the Sellers having an indirect economic ownership of at least 90% of the outstanding Partnerships Interests as of the date of the Closing shall execute and deliver to Buyer and Sellers a Joinder and Consent substantially in the form of EXHIBIT "E" attached hereto (collectively the "Shareholder Consents"), pursuant to which, among other things, such shareholders will (a) consent to the terms and conditions in this Agreement, (b) consent to the sale and transfer of the Partnership Interests and Membership Interests to Buyer and (c) join in and agree to be responsible for certain obligations of the Sellers, as specified therein;

    (i) CORPORATE NAME CHANGES. On or prior to the Closing, Medical Consultants Imaging Corp. and Medical Consultants' Scanning Systems, Inc. will change their corporate names to eliminate each of the words "Medical," "Consultants" and "Imaging," and each of the Sellers will thereafter refrain from using any of those words or the initials "MCIC" or any confusingly similar words or initials in their corporate names;

    (j) EMPLOYMENT AGREEMENTS. Any current and outstanding employment agreements between any of the Operating Entities and any employee thereof shall have been terminated;

    (k) NONCOMPETITION AGREEMENTS. On or prior to the Closing, Buyer shall have received duly executed and delivered Covenants Not to Compete substantially in the form attached hereto as EXHIBIT "F" from each of Theodore Castele, M.D. and Ian C.P. Woodburn (unless, in the case of Mr. Woodburn, substantially similar covenant protection is contained in an employment agreement executed by MCIC and such individual governing the period after the Closing);

    (l) SECTION 754 ELECTIONS. Buyer shall have satisfied itself as to the satisfaction of the matters referred to in Section 6.8 above;

    (m) RESIGNATIONS. All directors and members of all committees of the Board of Directors and similar management bodies of each of the Operating Entities shall have resigned at or prior to Closing in writing effective immediately after the Closing, and all officers of each of the Operating Entities designated by Buyer prior to the Closing shall have resigned at or prior to Closing in writing effective immediately after the Closing;

    (n) NO MATERIAL ADVERSE CHANGE. There shall not have been a material adverse change from the date hereof in the financial condition, properties, business, results of operations or prospects of any Operating Entity, taken as a whole;

    (o) SHAREHOLDER AND BOARD OF DIRECTOR APPROVALS. This Agreement and the transactions contemplated hereby shall have been approved and adopted by a sufficient vote of each of the Seller's Board of Directors and Shareholders to approve this Agreement and the transactions contemplated hereby, and such votes shall remain unaffected by subsequent action;

    (p) TERMINATION OF 401(k) PLAN. Sellers shall have caused the Operating Entities to terminate, or resolved through written action of the Board of Directors or management committee(s) of such Operating Entities to terminate, each Benefit Plan intended to qualify under Section 401(k) of the Code, pursuant to documentation reasonably satisfactory to Buyer; and

    (q) ESCROW AGREEMENT. The Sellers and the Escrow Agent shall have executed the Escrow Agreement in the form attached hereto as EXHIBIT "B".

 .1 CONDITIONS TO OBLIGATIONS OF SELLERS. The obligation of the Sellers to sell their Partnership Interests and Membership Interests pursuant to the terms and conditions of this Agreement and to consummate the transactions described in or contemplated by this Agreement is subject to the satisfaction prior to or as of the Closing Date of the following unless otherwise waived in writing by the
Sellers:

    ()   REPRESENTATIONS, WARRANTIES AND COMPLIANCE WITH AGREEMENT.  All
representations and warranties of Buyer contained in this Agreement remain true and correct at all times prior to and as of the Closing Date and all of the obligations and covenants of Buyer to be performed on or before the Closing Date pursuant to the terms and conditions of this Agreement are fully performed;

    (a) NO THREATENED OR PENDING LITIGATION. On the Closing Date, no suit, action or other proceeding, or preliminary or final injunction or final judgment, order or decree relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened;

    (b) GOVERNMENTAL AND THIRD PARTY CONSENTS. All statutory requirements for the consummation by Sellers and Buyer of the transactions contemplated by this Agreement shall have been fulfilled; all notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required if any, and all material third party consents or waivers necessary or advisable in connection with the transactions contemplated hereby and to permit the business presently carried on by the Operating Entities to continue substantially unimpaired immediately following the Closing (including all necessary and appropriate consents or waivers of equipment lenders) shall have been made or obtained;

    (c) OPINION OF COUNSEL FOR BUYER. Sellers shall have received from Irell & Manella LLP, counsel for Buyer an opinion, dated the Closing Date, substantially in the form attached hereto as EXHIBIT "G";

    (d) CLOSING CERTIFICATE. Sellers shall have received a certificate from Buyer dated the Closing Date, to the extent reasonably requested by and in the form and substance reasonably satisfactory to Sellers;

    (e) CORPORATE MATTERS. Buyer shall have delivered to Sellers such other documents, instruments, certifications and further assurances as such counsel for Sellers may reasonably require;

    (f) BOARD OF DIRECTOR APPROVAL. The Agreement and the transactions contemplated hereby shall have been approved and adopted by each of the Board of Directors of Alliance, Sub I and Sub II; and

    (g) ESCROW AGREEMENT. The Buyer and the Escrow Agent shall have executed the Escrow Agreement in the form attached hereto as EXHIBIT "B".

                                VIII: INDEMNIFICATION

 .0  SELLERS' INDEMNIFICATION.  Subject to the limitations contained in Section
9.4 hereof, the Sellers, jointly and severally, agree to defend, indemnify, and hold Buyer and its officers, directors, members, employees, shareholders, agents, accountants, attorneys, legal representatives, successors and permitted assigns, and each of them, as the case may be (collectively, the "Buyer Group"), harmless of, from and against any and all loss, claim, damage, liability, penalty or other cost or expense, including, without limitation, reasonable attorneys' fees and costs (collectively "Claims" and individually "Claim"), incurred or sustained by the Buyer Group, or any of them, arising from or relating to:

    ()   a misrepresentation or breach by Sellers of any term, representation, warranty, covenant or agreement of the Sellers contained in this Agreement or in any Schedule, Exhibit or other document delivered by the Sellers pursuant to the terms of this Agreement; or

    (a) (i) any assessment, liability or lien by any federal, state, local, or foreign governmental agency or authority for any Taxes, interest or penalties due and owing, directly or indirectly, by Sellers on account of income earned, compensation and benefits paid or provided to employees, property owned and/or used by the Operating Entities or the results of their operations at any time prior to the Closing Date, PROVIDED, HOWEVER, that this indemnification shall not extend to any tax liability arising solely out of the failure of the termination in accordance with Section 8.1(q) of this Agreement of any Benefit Plan intended to qualify under Section 401(k) of the Code to qualify under
Section 401(k)(10)(A)(i) of the Code, (ii) any recapture or offset of costs reimbursed prior to the Closing Date by Medicare, Medicaid or any other governmental reimbursement program, or (iii) any other claim by Medicare, Medicaid or any other medical reimbursement program arising with respect to payments received by the Operating Entities from any such program with respect to any event, occurrence or transaction prior to the Closing Date.

 .1  BUYER'S INDEMNIFICATION.  Subject to the limitations contained in Section
9.4 hereof, Buyer agrees to defend, indemnify, and hold the Sellers and their officers, directors, members, partners, employees, heirs, agents, accountants, attorneys, legal representatives, successors and assigns, and each of them, as the case may be (collectively, the "Seller Group"), harmless of, from and against any and all Claims incurred or sustained by the Seller Group, or any of them, arising from or relating to:

    ()   a misrepresentation or breach by Buyer of any term, representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any other document delivered pursuant to this Agreement by the Buyer;

    (a) the filing (or failure to file) or payment (or non-payment) of Tax Returns or Taxes of the Operating Entities, to the extent that such Tax Returns or Taxes relate to the operations of the Operating Entities (i) following the Closing or (ii) prior to the Closing, provided that Tax liability in connection therewith has been properly accrued on financial statements delivered to Buyer prior to the Closing Date; provided, however, that this clause (b) shall not apply to the extent that the matter that would otherwise give rise to an indemnification claim hereunder constitutes a breach or default of any provision of this Agreement by Sellers;

    (b) indebtedness and other obligations of the Operating Entities owing or in existence as of the Closing, provided that the amount or existence thereof does not constitute a breach or default of any provision of this Agreement by Sellers; or

    (c) the operation of the Operating Entities following the Closing, provided that the matter that would otherwise give rise to an indemnification claim hereunder does not constitute a breach or default of any provision of this Agreement by Sellers.

 .2 PAYMENT. Subject to the limitations set forth in Section 9.4, upon the determination by Sellers and Buyer, or absent their mutual agreement, by the decision of a court of competent jurisdiction, of the amount of any liability for any Claim, the Indemnifying Party (as defined in Section 9.5) shall pay to the Indemnified Party (also as defined in Section 9.5), within ten (10) days after such determination, the amount of any Claim.

 .3 LIMITATIONS ON INDEMNIFICATION. The provisions set forth in Article IX shall not be subject to any time limitations generally governing this Agreement, except as specifically set forth in this Section 9.4 as follows:

    ()   TIME LIMITATION.  (i) The indemnification obligations of Buyer contained in Section 9.2(a) shall expire on January 1, 1999 and the indemnification obligations of Buyer contained in Section 9.2(b), (c) and (d) shall have no time limitation, except that the indemnity obligations arising out of the breach by Buyer of its covenant contained in Section 7.4 shall survive for seven (7) years from the Closing Date, and (ii) the indemnification obligations of Sellers contained in Section 9.1 shall expire on January 1, 1999, except for the indemnity obligations arising out of a breach by Sellers of any representation and warranty contained in Section 4.1 (Existence and Good Standing), Section 4.2 (Authority), Section 4.3 (Capitalization) and Section
4.11 (Taxes) (collectively, the "Excluded Claims"), which shall have no time limitation. The foregoing limitations shall not apply with respect to those pending Claims for indemnification for which written notice was given by the Indemnified Party to the Indemnifying Party on or prior to January 1, 1999, which written notice shall have the effect of continuing the applicable indemnity obligations until such Claim(s) are resolved and all required payments in respect thereof, as applicable, are made.

    (a) DOLLAR LIMITATIONS. Except with respect to Excluded Claims (with respect to which there will be no "basket"), Buyer shall not be entitled to indemnification from Sellers, and Sellers shall not be required to pay to Buyer for, any Claims unless and until the aggregate amount of all Claims exceeds One Hundred Thirty Thousand Dollars ($130,000) (the "Basket Amount"). In the event Buyer's Claims exceed the Basket Amount, Buyer shall be entitled to indemnification for such Claims in excess of the Basket Amount; PROVIDED, FURTHER, that Sellers' aggregate liability for any Claims by Buyer (i.e., the amount of such Claims in excess of the Basket Amount) shall in no event exceed Two Million Dollars ($2,000,000) (the "Basket Cap"), except as to Excluded Claims which shall not be subject to the Basket Cap. By way of example, if the aggregate Claims (not including Excluded

Claims) by Buyer were Two Million One Hundred Thirty Thousand Dollars ($2,130,000), then Sellers would be liable to Buyer for Two Million Dollars ($2,000,000) of such Claims (i.e., the aggregate amount thereof less the Basket Amount). Further, the aggregate amount that Buyer shall be entitled to recover from Sellers for any of the Excluded Claims pursuant to this Section 9.4 shall not exceed Thirteen Million Dollars ($13,000,000) minus any amounts previously recovered by Buyer from Sellers in connection with any of the Claims that are subject to the Basket Cap. Notwithstanding the above or anything else in this Agreement to the contrary, (i) the Basket Amount shall not apply to any known issues or Claims relating to regulatory matters identified in writing by Buyer to Sellers on or prior to the date hereof, (ii) any Claims in respect thereof shall not be subject to or count toward the aggregate dollar limitation on recoverable Claims pursuant to this paragraph, and (iii) any Claims in respect thereof shall not be subject to any time limitation.

    (b) OTHER LIMITATIONS. Notwithstanding anything contained in this Article IX to the contrary, (i) neither Sellers nor Buyer shall be liable for punitive damages and (ii) neither Sellers nor Buyer shall be entitled to recover more than once for any loss that may have resulted from the breach of any representation or warranty or the breach of any covenant or agreement hereunder.

 .4 CLAIM PROCEDURE. A person entitled to indemnification hereunder ("Indemnified Party") shall promptly give the indemnifying party (an "Indemnifying Party") written notice of any matter which such Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the amount of the Claim, if known, and method of computation thereof, all with reasonable particularity (subject to the last sentence of this paragraph). The obligations and liabilities of any party under this Article IX with respect to Claims arising from claims, assertions, events or proceedings of any third party (including, without limitation, claims by any assignee or successor of the Indemnified Party or any governmental agency), which are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and be subject to the following additional terms and conditions: if any Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Third Party Claim (subject to the last sentence of this paragraph) and shall permit the Indemnifying Party, at its option, to participate in the defense of such Third Party Claim by counsel of its own choosing and at its expense. Furthermore, if the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any loss (without limitation) that may result from such Third Party Claim, then the Indemnifying Party shall be entitled, at its option, to assume and control the defense against such Third Party Claim at its expense and through counsel of its choice if it gives prompt written notice of its intention to do so to the Indemnified Party unless, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict or a potential conflict of interests between the Indemnified Party and the Indemnifying Party in such action, suit or proceeding, in which event the Indemnified Party shall be entitled to direct the defense with respect to, but only with respect to, those issues with respect to which such conflict exists. In the event the Indemnifying Party exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnified Party shall, and it shall cause its affiliates to, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all pertinent records, materials and information in their possession or under their control relating thereto as is required by the Indemnifying Party. No such Third Party Claim, except the settlement thereof which involves (i) the payment of money only for which any Indemnifying Party is totally indemnified (without limitation) by the Indemnifying Party and (ii) the unconditional release from all related liability of the Indemnified Party, may be settled by the Indemnifying Party without the written consent of the Indemnified Party. Any settlement of a Third Party Claim by an Indemnified Party without the written consent of the Indemnifying Party shall discharge the Indemnifying Party from all liability hereunder with respect to the subject matter of such Third Party Claim. The foregoing notwithstanding, the failure of any Indemnified Party to give any notice required to be given hereunder shall not affect such Indemnified Party's right to indemnification hereunder except to the extent the Indemnifying Party from whom such indemnity is sought shall have been actually and materially prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure.

 .5  OBLIGATION TO DEFEND.

    ()   The Indemnifying Party agrees, unless it assumes the defenses of any
Claim hereunder pursuant to Section 9.5, to pay the Indemnified Party's actual, out of pocket costs of defending any Claim, including, without limitation, attorneys' and paralegal fees, accountants' fees, witness fees, and court costs, promptly after written demand therefor is given by the Indemnified Party to the Indemnifying Party.

    (a) If the Indemnifying Party undertakes the defense of any Claim pursuant to Section 9.5, then so long as the Indemnifying Party, in good faith, is contesting or defending the Claim: (i) the Indemnified Party may not admit any liability with respect thereto, or settle, compromise, pay, or discharge the same without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld; (ii) the Indemnified Party agrees to cooperate with the Indemnifying Party in the contest or defense of the Claim;
(iii) subject to Section 9.5, the Indemnified Party agrees to accept any settlement of the Claim, provided that settlement is effected by monetary payment or arrangements for monetary payment adequate to the Indemnified Party's reasonable satisfaction, are made by the Indemnifying Party; and (iv) the Indemnifying Party will provide the Indemnified Party with all information regarding the contest or defense of the Claim and allow counsel for the Indemnified Party to monitor, at the Indemnified Party's sole expense, all proceedings in connection with the Claim.

 .6 EXCLUSIVE REMEDY. The indemnification provisions of this Article IX and in the Shareholder Consents will constitute the exclusive remedies of the parties arising by virtue of a breach of any representation, warranty, agreement or covenant under this Agreement unless Sellers or any person included within the definition of "Knowledge of Sellers" made any knowingly false representation or intentional misrepresentation with respect to any material fact contained in any representation or warranty set forth in this Agreement or knowingly prevented Buyer from discovering the actual facts or knowingly concealed the actual facts, relating to any representation or warranty set forth in this Agreement, in which case Buyer shall be entitled to seek all relief to which it is entitled under applicable law. Except as provided in the prior sentence and Article X, and without limiting the generality of the preceding sentence, the parties shall have no right to rescind, abrogate, terminate or abandon this Agreement.


IX                                  : TERMINATION

 .0 TERMINATION. This Agreement may be terminated by written notice from the party or parties indicated below under the following circumstances:

    ()   ADVERSE PROCEEDINGS.  By either Buyer or Sellers in the event that any court of competent jurisdiction or other governmental body shall have issued an order (other than a temporary restraining order or preliminary injunction), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Acquisition or any material part of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

    (a) FAILURE OF CONDITION TO BUYER OBLIGATIONS. By Buyer, if any of the conditions in Section 8.1 is not satisfied by January 2, 1998 (other than as a result of such party's breach or default hereunder) and is not waived in writing by Buyer;

    (b) FAILURE OF CONDITION TO SELLERS OBLIGATIONS. By Sellers, if any of the conditions in Section 8.2 is not satisfied by January 2, 1998 (other than as a result of any of the Sellers' breach or default hereunder) and is not waived in writing by Sellers;

    (c)  MUTUAL AGREEMENT.  By mutual agreement of the Buyer and Sellers; or

    (d) DROP DEAD DATE. By Buyer or Sellers if the Closing shall not have occurred by January 2, 1998 (provided, that if the failure of the Closing to occur by such date is due to the failure of the Buyer or the Sellers to perform or comply with its or their respective representations, warranties, covenants or obligations and conditions precedent under this Agreement, then the non-breaching party(ies) shall have the right and option to extend the Closing Date for an additional 30 days by notifying the breaching party(ies) in writing of such election to extend).

 .1 EFFECT OF TERMINATION. In the event of the termination of this Agreement according to its terms, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers in respect thereof, except that each party shall preserve any rights and remedies that it may have against a party hereunder as a result of such party's breach of this Agreement.

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


                             X: MISCELLANEOUS PROVISIONS

 .0 BINDING EFFECT/ASSIGNMENT/NO THIRD PARTY BENEFICIARY. This Agreement will be binding upon and inure to the benefit of Sellers and Buyer, and their respective legal representatives, successors, and permitted assigns, if any. This Agreement may not be assigned without the prior written consent of the other party, except as provided in this Section 11.1. This Agreement is for the benefit of Sellers and Buyer only, and no other person or entity will be deemed a third-party beneficiary of this Agreement. Buyer may assign its rights to receive all or any portion of the Partnership Interests and Membership Interests and all of its other rights and obligations under this Agreement to (a) an affiliate of Buyer or (b) SMT Health Services Inc. or an affiliate thereof. An assignment pursuant to clause (b) of the preceding sentence shall be deemed a novation and shall relieve Buyer from all obligations hereunder, but an assignment pursuant to clause (a) of the preceding sentence shall not relieve Buyer from its obligations hereunder.

 .1 COMMUNICATIONS. All notices and other communications required or desired to be given pursuant to this Agreement must be given in writing and will be deemed duly given: (a) upon personal delivery; (b) on the third day after mailing if sent by registered or certified mail, postage prepaid, return receipt requested; (c) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by telex, telecopy or facsimile transmission, and in each case if addressed as follows:

    If to Sellers, then to:  Medical Consultants Imaging Corp.
                        c/o Richard Castele
                        16103 Lake Avenue
                        Lakewood, Ohio 44107
                        Telephone: 216-221-6358
                        Fax: 216-221-6358

    With a copy to:     Frederick N. Widen, Esq.
                        Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A.
                        2600 Tower at Erieview
                        1301 East 9th Street
                        Cleveland, Ohio 44114
                        Telephone: 216-696-3311
                        Fax: 216-696-1009

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